Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2008 Second Quarter Results

IRVINE, Calif., July 24, 2008 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its second quarter ended June 30, 2008. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q.

Epicor President and CEO Thomas Kelly commented, “Our second quarter financial results, which delivered on the majority of the goals we set forth at the beginning of the quarter, demonstrate the underlying strength of the core fundamentals of Epicor’s business. Total non-GAAP revenue was in-line with our guidance, driven by solid sequential increases across every revenue line when compared to the first quarter of 2008. We continued to generate excellent cash flows, with cash flow from operations in excess of $35 million and free cash flow1 of approximately $13 million. Additionally,” Kelly said, “we addressed the three issues that negatively impacted our 2008 first quarter, correcting the events that led to shortfalls in our consulting and international business and making some progress on improving our retail performance.

“While we thought we had factored in an appropriate level of caution for our second quarter non-GAAP earnings guidance,” Kelly continued, “we fell short due to lower than expected retail license revenues, as we experienced lengthening retail sales for the first time due to macroeconomic conditions. As such, we are prudently adjusting our second half outlook to reflect a more cautious approach to our retail business, as well as to reflect additional investment ahead of the launch of Epicor 9. We have already made and will continue to make prudent and appropriate modifications to our cost model to ensure that we have the flexibility to rapidly respond to market conditions and opportunities.”

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GAAP Results: GAAP revenue for the 2008 second quarter was $127.9 million, with net income of $1.3 million, or $0.02 per diluted share. This compares to 2007 second quarter GAAP revenue of $105.7 million, and GAAP net income of $6.3 million, or $0.11 per diluted share.

Non-GAAP Results2: Non-GAAP revenue for the 2008 second quarter was $130.6 million, with non-GAAP net income of $9.9 million, or $0.17 per diluted share. 2008 second quarter non-GAAP net income excludes approximately $8.9 million of expenses related to amortization of intangibles and $1.9 million in stock-based compensation, and includes the benefit of $2.6 million of revenue that would have been recorded if NSB’s deferred revenue would not have been adjusted to fair value as a result of purchase accounting. This compares to revenue of $105.7 million, and non-GAAP net income of $12.0 million, or $0.21 per diluted share, in the 2007 second quarter. 2007 second quarter non-GAAP net income excludes approximately $4.4 million of expenses related to amortization of intangibles, $3.3 million in stock-based compensation and a write-off of capitalized debt issuance costs in the amount of $0.8 million that resulted from the Company’s pay-off of an outstanding term loan with proceeds from the convertible financing in May 2007.

2008 Second Quarter Non-GAAP Revenue by Segment: 2008 second quarter license revenue was $24.4 million, compared to license revenue of $25.1 million in the 2007 second quarter. License revenue was down year-over-year due primarily to lower than expected retail license revenues. Consulting revenue was $41.2 million in the 2008 second quarter, which excludes approximately $0.1 million in fair value adjustments for NSB purchase accounting, compared to $34.1 million in the 2007 second quarter. Maintenance revenues for the 2008 second quarter hit another record growing to $51.2 million, which excludes approximately $2.5 million in fair value adjustments for NSB purchase accounting, compared to maintenance revenue of $39.7 million in the same period in the prior year. Hardware and other revenue for the 2008 second quarter was $13.9 million, up significantly from $6.8 million in the prior year’s second quarter due to the timing of several large orders that were delivered.

Balance Sheet Summary

The Company’s balance sheet at June 30, 2008, included cash and cash equivalents of $132.4 million, bolstered by operating cash flow of more than $35 million during the quarter. The Company’s total debt balance as of June 30, 2008, consists of $7.4 million in current debt primarily related to the current portion of the Company’s outstanding term loan from the Company’s credit facility, which helped to fund the NSB acquisition, and long-term debt of $380.1 million, consisting primarily of the $230 million obligation to holders of the Company’s 2.375% senior convertible notes and $150 million from the Company’s credit facility, currently priced at 2.5% above LIBOR.

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At the end of the 2008 second quarter, net accounts receivable was approximately $93.4 million. Days sales outstanding (DSOs) was 66, down significantly from 91 in the first quarter of 2008, due in part to strong cash collections of approximately $150 million. Deferred revenue at the end of the 2008 second quarter was $91.0 million.

Second Quarter Highlights

•	Added more than 150 new name customers

•	Operating cash flows in excess of $35 million; Free cash flow[1] of approximately $13 million

•	Continued high customer retention rates of 94%

•	Won back 177 customers to maintenance contracts, who had previously gone off maintenance

•	Demonstrated continued success in moving into upper end of midmarket with average size of Top 10 software license deals of approximately $480,000 for the quarter

•	Repurchased approximately 162,000 shares in the open market at an average price of $8.03 per share

Business Outlook

2008 third quarter non-GAAP total revenues are expected to be $135 to $140 million. Non-GAAP earnings per share for the 2008 third quarter is expected to be $0.18 to $0.22. Hardware and other revenue for the 2008 third quarter is expected to be approximately $15 million.

Based on a more cautious outlook for the Company’s retail business and its expectation for additional investment in front of the launch of Epicor 9, the Company is lowering its 2008 full-year guidance. 2008 full-year non-GAAP total revenues are expected to be $525 to $535 million. Non-GAAP earnings per share for 2008 is expected to be $0.75 to $0.85. Non-GAAP software license revenue for the 2008 full-year is expected to be $110 to $120 million. Hardware and other revenue for the 2008 full-year is expected to be $42 to $45 million. Free cash flow for the 2008 full-year is expected to be $60 to $70 million.

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The Company said that it is providing its 2008 third quarter and updated full-year guidance on a non-GAAP basis. 2008 non-GAAP revenue guidance does not include an expected fair value adjustment of deferred revenue as a result of NSB purchase accounting in accordance with GAAP reporting. The Company currently expects to exclude approximately $8 million of revenue for the 2008 fiscal year that would have been recognized if NSB’s deferred revenue had not been adjusted to fair value, less than $1 million of which will be license and consulting revenue, with the remainder consisting of maintenance revenue.

The Company’s 2008 third quarter non-GAAP earnings per share guidance excludes current expectations for third quarter amortization of intangible assets of approximately $8.5 million and third quarter stock-based compensation expense of approximately $2.8 million. 2008 third quarter non-GAAP earnings per share expectations assume a weighted average share count of 59.3 million shares.

The Company’s 2008 full-year non-GAAP earnings per share guidance excludes current expectations for full-year amortization of intangible assets of approximately $33.0 million, full-year stock-based compensation expense of approximately $10.0 million, the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of the acquisition of NSB, an in-process research and development charge and restructuring and other charges. 2008 full-year non-GAAP earnings per share expectations assume a weighted average share count of 59.3 million shares.

Earnings Conference Call

The Company will hold an investor and analyst conference call today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

When:	Thursday, July 24, 2008

Time:	2:00 p.m. PT

Dial in:	+1 (800) 524-3357, outside the U.S. +1 (913) 312-0648

Conf ID:	Epicor 2008 Second Quarter Earnings Call

Webcast:	http://ir.epicor.com

On the call, president and CEO Thomas Kelly and senior vice president and principal accounting officer Russ Clark, will review 2008 second quarter earnings. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

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[1]

Free cash flow is a non-GAAP measure. The Company calculates free cash flow by taking adjusted EBITDA, adding back stock-based compensation, and subtracting capital expenditures, cash paid for taxes and net interest. Please refer to the table below for a complete reconciliation.

[2]	Please see the reconciliations to GAAP measures provided at the end of this press release.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected GAAP and non-GAAP revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), non-GAAP free cash flow, cross selling and other potential synergies and the accretive affect of the NSB transaction, sales pipelines and opportunities, target market, customer renewal rates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to integrate the NSB acquisition and recognize expected revenue synergies; Epicor’s ability to continue to support NSB’s customers and add functionality to NSB’s products; and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2007 and quarterly report of Form 10Q for the quarter ended March 31, 2008.

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As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings and Revenue Measures. The Company uses non-GAAP earnings and revenue measures, adjusted EBITDA and free cash flow in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP guidance measures for 2008 used by the Company is defined to include deferred revenues from NSB that are expected to be adjusted to fair value as required by purchase accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets, stock-based compensation expense, the write-off of in-process research and development, loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB and restructuring and other expenses.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock-based compensation. Finally, management believes it is appropriate to exclude costs associated with the in-process research and development charge and the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB, as well restructuring and other charges, which included costs associated with the integration of NSB into Epicor, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$132,431	$75,158
Short-term investments	—	1,371
Accounts receivable, net	93,422	98,533
Deferred income taxes	8,347	7,060
Inventory, net	9,818	4,539
Prepaid expenses and other current assets	22,629	9,184

Total current assets	266,647	195,845
Property and equipment, net	28,845	14,762
Deferred income taxes	45,773	45,025
Intangible assets, net	132,699	46,524
Goodwill	369,551	169,267
Cash designated for acquisition	—	161,000
Other assets	16,976	12,958

Total assets	$860,491	$645,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,887	$14,640
Accrued expenses	59,998	54,927
Current portion of accrued restructuring costs	6,208	614
Current portion of long-term debt	7,416	145
Current portion of deferred revenue	90,444	70,378

Total current liabilities	187,953	140,704

Long-term debt, less current portion	380,069	230,491
Long-term portion of accrued restructuring costs	5,962	356
Long-term portion of deferred revenue	552	823
Long-term deferred income and other taxes	20,888	10,082
Other long-term liabilities	2,661	—

Total long-term liabilities	410,132	241,752

Stockholders’ equity:
Common stock	61	60
Additional paid-in capital	374,526	366,737
Less: treasury stock at cost	(18,385)	(13,883)
Accumulated other comprehensive income	1,910	61
Accumulated deficit	(95,706)	(90,050)

Total stockholders’ equity	262,406	262,925

Total liabilities and stockholders’ equity	$860,491	$645,381

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EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
License	$24,357	$25,103	$42,861	$47,135
Consulting	41,026	34,100	72,428	66,823
Maintenance	48,710	39,700	94,866	78,753
Hardware and other	13,852	6,803	20,014	14,324

Total revenues	127,945	105,706	230,169	207,035

Cost of revenues	64,296	47,877	117,840	95,055
Amortization of intangible assets	8,934	4,304	16,000	8,486

Total cost of revenues	73,230	52,181	133,840	103,541

Gross profit	54,715	53,525	96,329	103,494

Operating expenses:
Sales and marketing	21,253	18,817	42,630	37,445
Software development	14,296	9,571	27,323	18,250
General and administrative	13,556	14,425	25,509	29,834
In-process research and development	—	—	200	—
Restructuring and other	89	—	4,172	221

Total operating expenses	49,194	42,813	99,834	85,750

Income (loss) from operations	5,521	10,712	(3,505)	17,744
Gain on sale of non-strategic asset	—	—	—	1,579
Interest expense	(4,353)	(2,725)	(7,251)	(4,852)
Interest and other income, net	978	2,023	1,825	2,592

Income (loss) before income taxes	2,146	10,010	(8,931)	17,063
Provision (benefit) for income taxes	811	3,719	(3,275)	6,339

Net income (loss)	$1,335	$6,291	$(5,656)	$10,724

Net income (loss) per share:
Basic	$0.02	$0.11	$(0.10)	$0.19
Diluted	$0.02	$0.11	$(0.10)	$0.19
Weighted average common shares outstanding:
Basic	58,449	57,039	58,174	56,854
Diluted	58,862	57,881	58,174	57,804

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EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP NET INCOME RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Income (loss) before income taxes	$2,146	$10,010	$(8,931)	$17,063
Add back (subtract):
Amortization of intangible assets	8,934	4,367	16,000	8,595
Stock-based compensation expense	1,907	3,300	4,395	6,694
Loss on foreign currency option contract	—	—	1,610	—
Deferred revenue fair value adjustment	2,636	—	4,436	—
Restructuring and other	89	—	4,172	221
In-process research and development	—	—	200	—
Debt issuance fees write off	—	842	—	842
Gain on sale of non-strategic asset	—	—	—	(1,579)

	$13,566	$8,509	$30,813	$14,773
Non-GAAP income before income taxes	15,712	18,519	21,882	31,836
Non-GAAP provision for income taxes	(5,778)	(6,525)	(7,747)	(11,137)

Non-GAAP net income	$9,934	$11,994	$14,135	$20,699

Non-GAAP net income per diluted share	$0.17	$0.21	$0.24	$0.36

Weighted average common shares outstanding:
Diluted	58,862	57,881	58,973	57,804

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EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total revenues	$127,945	$105,706	$230,169	$207,035

Net income (loss)	$1,335	$6,291	$(5,656)	$10,724
Provision (benefit) for income taxes	811	3,719	(3,275)	6,339
Interest expense	4,353	2,725	7,251	4,852
Amortization of intangible assets	8,934	4,367	16,000	8,595
Depreciation	2,041	1,482	3,914	2,996
Restructuring and other	89	—	4,172	221
In-process research and development	—	—	200	—
Gain on sale of non-strategic asset	—	—	—	(1,579)
Deferred revenue fair value adjustment	2,636	—	4,436	—
Interest and other income, net	(978)	(2,023)	(1,825)	(2,592)

Adjusted EBITDA	$19,221	$16,561	$25,217	$29,556

Adjusted EBITDA percent of total revenues	15.0%	15.7%	11.0%	14.3%

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EPICOR SOFTWARE CORPORATION

PRELIMINARY FREE CASH FLOW RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2007
	2008	2007	2008	2007
Net income (loss)	$1,335	$6,291	$(5,656)	$10,724	$41,277
Provision (benefit) for income taxes	811	3,719	(3,275)	6,339	1,257
Interest expense	4,353	2,725	7,251	4,852	8,469
Amortization of intangible assets	8,934	4,367	16,000	8,595	17,614
Depreciation	2,041	1,482	3,914	2,996	6,294
Restructuring and other	89	—	4,172	221	1,571
In-process research and development	—	—	200	—	—
Gain on sale of non-strategic asset	—	—	—	(1,579)	(1,579)
Deferred revenue fair value adjustment	2,636	—	4,436	—	—
Interest and other income, net	(978)	(2,023)	(1,825)	(2,592)	(6,639)

Adjusted EBITDA	$19,221	$16,561	$25,217	$29,556	$68,264

Adjusted EBITDA	$19,221	$16,561	$25,217	$29,556	$68,264
Non-cash stock-based compensation	1,907	3,300	4,395	6,694	11,694
Capital expenditures	(4,196)	(2,109)	(5,615)	(3,271)	(7,926)
Cash paid for taxes	(549)	(1,226)	(3,281)	(3,352)	(4,728)
Net interest	(3,449)	(991)	(4,759)	(2,547)	(1,311)

Free cash flow	$12,934	$15,535	$15,957	$27,080	$65,993

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EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP REVENUE RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Total license revenue	$24,357	$42,861
NSB deferred license revenue fair value adjustment	10	57

Total non-GAAP license revenue	24,367	42,918

Total consulting revenue	41,026	72,428
NSB deferred consulting revenue fair value adjustment	152	314

Total non-GAAP consulting revenue	41,178	72,742

Total maintenance revenue	48,710	94,866
NSB deferred maintenance revenue fair value adjustment	2,474	4,065

Total non-GAAP maintenance revenue	51,184	98,931

Total hardware and other revenue	13,852	20,014
NSB deferred hardware and other revenue fair value adjustment	—	—

Total non-GAAP hardware and other revenue	13,852	20,014

Total revenue	127,945	230,169
NSB deferred revenue fair value adjustment	2,636	4,436

Total non-GAAP revenue	$130,581	$234,605

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